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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-184534

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated October 30, 2012)

ADCARE HEALTH SYSTEMS, INC.

            Shares

10.875% Series A Cumulative Redeemable Preferred Stock

$            Per Share

(Liquidation Preference $25.00 Per Share)

         We are offering to the public up to            shares of our 10.875% Series A Cumulative Redeemable Preferred Stock, which we refer to in this prospectus supplement as the Series A Preferred Stock. The Series A Preferred Stock is an original issuance.

         We will pay quarterly cumulative dividends on the Series A Preferred Stock from, but excluding, the date of original issuance in the amount of $2.72 per share each year, which is equivalent to 10.875% of the $25.00 liquidation preference per share. The dividend rate will increase under certain circumstances as described in this prospectus supplement. Holders of the Series A Preferred Stock generally will have no voting rights but will have limited voting rights under certain circumstances as described in this prospectus supplement.

         We may not redeem the Series A Preferred Stock before December 1, 2017, except we are required to redeem the Series A Preferred Stock following a "Change of Control," as defined in this prospectus supplement. On and after December 1, 2017, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the redemption date. The Series A Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, except following a Change of Control.

         Our underwriters are selling the shares of Series A Preferred Stock on a "best efforts" basis. The underwriters are not required to purchase any shares of the Series A Preferred Stock for their own account, but will use their best efforts to sell the Series A Preferred Stock offered by this prospectus supplement and the accompanying prospectus. The underwriters will receive a commission with respect to such sales.

         No current market exists for the Series A Preferred Stock. We have applied to list the Series A Preferred Stock on the NYSE MKT under the symbol "ADK.PRA." Our common stock is currently listed on the NYSE MKT LLC, or the NYSE MKT, under the symbol "ADK."

         As of October 11, 2012, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $60,421,840, based on 13,959,543 outstanding shares of our common stock, of which 11,709,659 are held by non-affiliates, and a market price of $5.16, based on the closing sale price of our common stock on October 11, 2012. The aggregate market value of securities sold by or on our behalf pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this prospectus supplement is $4,368,750, which is not greater than one-third of the aggregate market value of our common stock held by our non-affiliates.

         The Series A Preferred Stock has not been rated. Investing in the Series A Preferred Stock involves a high degree of risk. See "Risk Factors" beginning on page S-10 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting commission paid by us	$	$

Proceeds, before expenses, to us	$	$

         We expect that the Series A Preferred Stock will be ready for delivery in book-entry form through The Depository Trust Company on or about                                    , 2012.

Sole Book-Running Manager

MLV & Co.

Co-Managers

GVC Capital	Ladenburg Thalmann & Co. Inc.

The date of this prospectus supplement is                                    , 2012.

Prospectus Supplement

EXTENDED SETTLEMENT

        We expect that delivery of the shares of the Series A Preferred Stock will be made to investors on or about the fifth business day following the date of the final prospectus supplement (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade shares of the Series A Preferred Stock before their delivery, you will be required, because the shares initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade shares of the Series A Preferred Stock before their delivery, you should consult your advisors.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the Series A Preferred Stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the Series A Preferred Stock in any jurisdiction where the offer or sale is not permitted.

        You should not assume that the information in this prospectus supplement, the accompanying prospectus or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then.

        Except as otherwise indicated or unless the context requires, as used in this prospectus supplement, references to "AdCare," "we," "us" and "our" refer to AdCare Health Systems, Inc., an Ohio corporation, and its consolidated subsidiaries.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, contains forward-looking statements within the meaning of Section 21E of the Exchange Act, which are subject to the "safe harbor" created in Section 21E thereof. All statements other than statements of historical facts contained in this prospectus supplement are forward-looking statements. These forward-looking statements can generally be identified by the use of words such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "predicts," "potential," the negative of these words or similar expressions. Statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

  •
  the impact of regulatory and licensing changes in the health care industry;

  •
  changes in the health care industry due to economic and political influences;

  •
  delays in reimbursement, or changes to reimbursement levels, under current Medicaid and Medicare programs;

  •
  changes to our mix of payment sources among our current and future patients;

  •
  our ability to obtain financing in the future in order to fund acquisitions;

  •
  our ability to complete and successfully integrate future facility or business acquisitions;

  •
  our ability to compete in a competitive industry;

  •
  our ability to retain and replace qualified nurses, health care professionals and other key personnel;

  •
  litigation risks;

  •
  environmental compliance costs and liabilities associated with our facilities;

  •
  the potential for us to experience additional operating losses;

  •
  our need to make capital expenditures to maintain and improve our facilities; and

  •
  the potential for increased interest costs on our existing and future debt.

        These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus. Any forward-looking statement in this prospectus supplement or the accompanying prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

        Discussions containing these forward-looking statements are also contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, and our Quarterly Reports on Form 10-Q for subsequent quarters, as well as any amendments we make to those filings with the Securities and Exchange Commission (the "SEC").

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement and accompanying prospectus carefully, including "Risk Factors" and the documents that we incorporate by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

The Company

        We own and manage nursing homes, assisted living and retirement communities. We deliver skilled nursing and assisted living services through wholly owned separate operating subsidiaries. As of September 30, 2012, we operated 51 facilities, consisting of 41 skilled nursing facilities, nine assisted living facilities and one independent living/senior housing facility, totaling approximately 4,800 beds/units in operation. Our facilities are located in Alabama, Arkansas, Georgia, Missouri, North Carolina, Ohio and Oklahoma.

        We have an ownership interest in 29 of the facilities we operate, consisting of 100% ownership of 21 skilled nursing facilities and eight assisted living facilities. In addition, we lease 12 of the skilled nursing facilities we operate. We also manage three skilled nursing facilities and one independent living facility for third parties. Furthermore, we are the primary beneficiary in two variable interest entities that own five skilled nursing facilities and one assisted living facility. AdCare is our registered trademark.

        We are organized into three main segments: skilled nursing facilities ("SNF"), assisting living facilities ("ALF") and Corporate & Other. The SNF and ALF segments provide services to individuals needing long-term care in nursing home or assisting living settings and management of those facilities. The Corporate & Other segment engages in the management of facilities and provides accounting and information technology services.

Recent Developments

        On October 17, 2012, we filed a Current Report on Form 8-K with the SEC reporting that we have entered into an Agreement of Sale with CHP Acquisition Company, LLC ("CHP"), pursuant to which we have agreed to sell to CHP six of our assisted living facilities located in Ohio, together with their operating assets (collectively, the "Ohio ALFs"), for an aggregate purchase price of approximately $22.3 million (payable in cash, seller financing and through assumption of indebtedness).

        The closing of the sale of the Ohio ALFs may take place at any such time as mutually agreed upon by us and CHP, but in no event later than December 31, 2012, unless such closing date is extended by mutual agreement. The closing of the sale of the Ohio ALFs is subject to customary closing conditions, indemnification provisions and termination provisions. No assurance is made that such closing will occur on the terms described above or at all.

Corporate Information

        Our principal executive offices are located at 1145 Hembree Road, Roswell, Georgia 30076, and our telephone number is (678) 869-5116. We maintain a website at www.adcarehealth.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus supplement or the accompanying prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

THE OFFERING

        The following is a brief summary of certain terms of the offering. For a more complete description of the terms of the Series A Preferred Stock, see "Description of the Series A Preferred Stock" in this prospectus supplement and "Description of Preferred Stock" in the accompanying prospectus.

Issuer	AdCare Health Systems, Inc.
Securities Offered	shares of 10.875% Series A Cumulative Redeemable Preferred Stock.
Offering Price	$ per share of Series A Preferred Stock.
Best Efforts

Our underwriters are selling shares of the Series A Preferred Stock on a "best efforts" basis and are not required to purchase any shares of the Series A Preferred Stock for their own account, but will use their best efforts to sell the Series A Preferred Stock offered in this prospectus supplement and the accompanying prospectus.

Dividends

Holders of the Series A Preferred Stock are entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10.875% per annum of the $25.00 per share liquidation preference, equivalent to $2.72 per annum per share. Dividends on the Series A Preferred Stock accrue daily and are cumulative from, but excluding, the date of original issuance and are payable quarterly in arrears on or about the last calendar day of each March, June, September and December (each, a "dividend payment date"), provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day. The first dividend payable on the Series A Preferred Stock will be for less than a full quarter, will reflect dividends accrued from, but excluding, the date of original issuance and will be paid on December 31, 2012 to the persons who are the holders of record of the Series A Preferred Stock at the close of business on the corresponding record date, which will be December 21, 2012.

Under certain conditions relating to our non-payment of dividends on the Series A Preferred Stock, or if the Series A Preferred Stock is no longer listed on the New York Stock Exchange, the NYSE MKT or The NASDAQ Global, Global Select or Capital Market or any comparable national securities exchange or securities market (each, a "national exchange") for at least 180 consecutive days, the dividend rate on the Series A Preferred Stock will increase to 12.875% per annum (the "Penalty Rate").

Penalties as a Result of Failure to Pay Dividends

If, at any time, there is a dividend default because cash dividends on the outstanding Series A Preferred Stock are accrued but not paid in full for any four consecutive or non-consecutive quarterly periods (a "Dividend Default"), then, until we have paid all accumulated and unpaid dividends on the shares of the Series A Preferred Stock in full: (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate commencing on the first day after the missed fourth quarterly payment; and (ii) the holders of the Series A Preferred Stock will have the voting rights described under "Description of the Series A Preferred Stock—Voting Rights." Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a quarterly dividend during any future quarter.

Penalties as a Result of our Failure to Maintain a Listing on a National Exchange

Once the Series A Preferred Stock becomes eligible for listing, if we fail for 180 or more consecutive days to maintain a listing of the Series A Preferred Stock on a national exchange (a "Delisting Event"), then: (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate on the 181st day; and (ii) the holders of the Series A Preferred Stock will have the voting rights described under "Description of the Series A Preferred Stock—Voting Rights." Such increased dividend rate and voting rights will continue for so long the Series A Preferred Stock is not listed on a national exchange.

Special Redemption Upon Change of Control

Following a "Change of Control" of us by a person or entity, we (or the acquiring entity) will be required to redeem the Series A Preferred Stock, in whole but not in part, within 120 days after the date on which the Change of Control has occurred for cash, at the price of $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

A "Change of Control" is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any acquisition described in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange.

Optional Redemption

We may not redeem the Series A Preferred Stock prior to December 1, 2017, except we are required to redeem the Series A Preferred Stock following a Change of Control. On and after December 1, 2017, we may redeem the Series A Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

Ranking

The Series A Preferred Stock will rank: (i) senior to our common stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up ("junior shares"); (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up ("parity shares"); (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock) ("senior shares"); and (iv) junior to all our existing and future indebtedness.

Liquidation Preference

If we liquidate, dissolve or wind up our operations, the holders of the Series A Preferred Stock will have the right to receive $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to, but excluding, the date of payment, before any payments are made to the holders of our common stock and any other junior shares, if any. The rights of the holders of the Series A Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares.

Voting Rights

Holders of Series A Preferred Stock will generally have no voting rights, except as otherwise required by law. However, if a Dividend Default or Delisting Event occurs, then the holders of the Series A Preferred Stock (voting together as a class with the holders of all other classes or series of our stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until a "Correction Event" occurs as described in "Description of the Series A Preferred Stock—Voting Rights." In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required for us to authorize or issue any class or series of senior shares, to amend any provisions of our Articles of Incorporation, as amended (the "Charter"), so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions. See "Description of the Series A Preferred Stock—Voting Rights."

No Maturity

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, except following a Change of Control. Accordingly, absent a Change of Control, the shares of Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem them. See "Description of Series A Preferred Stock—Redemption."

No Conversion	The Series A Preferred Stock is not, pursuant to its terms, convertible into or exchangeable for any other securities or property.

Information Rights	During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to: (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock, subject to certain exceptions described in this prospectus supplement. We will use our best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a "non-accelerated filer" within the meaning of the Exchange Act.
Listing

No current market exists for the Series A Preferred Stock. We have applied to list the Series A Preferred Stock on the NYSE MKT. In order to list, the NYSE MKT requires, among other things, that at least 100,000 shares of Series A Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot shareholders holding an aggregate of at least $2,000,000 in shares. If approved for listing, we expect that trading on the NYSE MKT will commence within 30 days after the date of initial issuance of the Series A Preferred Stock. Certain of the underwriters have advised us that they may make a market in the Series A Preferred Stock prior to the commencement of any trading on the NYSE MKT, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a market for the Series A Preferred Stock will develop prior to commencement of trading on the NYSE MKT or, if developed, will be maintained or will provide you with adequate liquidity.

Material U.S. Federal Income Tax Considerations	For a discussion of the material federal income tax consequences of purchasing, owning and disposing of the Series A Preferred Stock, see "Material U.S. Federal Income Tax Considerations." You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Series A Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.
Book-Entry and Form

The Series A Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company & Clearing Corporation, except under limited circumstances.

Use of Proceeds	We plan to use the net proceeds from this offering for working capital and other general corporate purposes, which may include the repayment of certain indebtedness. See "Use of Proceeds."
Risk Factors

Investing in the Series A Preferred Stock involves risks. You should carefully consider the risks described under "Risk Factors" in this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for subsequent quarters, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in the Series A Preferred Stock.

RISK FACTORS

        Investing in our securities involves risks. Our business, financial condition operating results and cash flows can be impacted by a number of factors, any of which could cause our results to vary materially from recent results or from our anticipated future results. See the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2011, together with any material changes thereto contained in our subsequently filed Quarterly Reports on Form 10-Q, and those contained in our other filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus supplement and the accompanying prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

We could be prevented from paying dividends on the Series A Preferred Stock.

        We are a holding company, and we have no significant operations. We will rely primarily on dividends and other distributions from our subsidiaries to us so we may, among other things, pay dividends on the Series A Preferred Stock. The ability of our subsidiaries to pay dividends and other distributions to us depends on their earnings and is restricted by the terms of certain agreements governing their indebtedness. If our subsidiaries are in default under such agreements, then they may not pay dividends or other distributions to us. Although dividends on the Series A Preferred Stock are cumulative and arrearages will accrue until paid, you will only receive cash dividends on the Series A Preferred Stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any senior shares or any documents governing our indebtedness. As such, we could become unable, on a temporary or permanent basis, to pay dividends on the shares of Series A Preferred Stock. In addition, future debt, contractual covenants or arrangements we or our subsidiaries enter into may restrict or prevent future dividend payments. Accordingly, there is no guarantee that we will be able to pay any cash dividends on the Series A Preferred Stock.

The Series A Preferred Stock has not been rated and will be subordinated to all of our existing and future debt.

        The Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization. In addition, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series A Preferred Stock will be subordinated to all of our existing and future debt, all of our senior shares and all future capital stock designated as senior to the Series A Preferred Stock. As of June 30, 2012, our total indebtedness was approximately $162.9 million. We may also incur additional indebtedness in the future to finance potential acquisitions or other activities, and the terms of the Series A Preferred Stock do not require us to obtain the approval of the holders of the Series A Preferred Stock prior to incurring additional indebtedness. As a result, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on the Series A Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to the Series A Preferred Stock and would be required to be paid before any payments could be made to holders of the Series A Preferred Stock.

We or our successor may not have sufficient funds available to redeem the Series A Preferred Stock following a Change of Control.

        Under the terms of the Series A Preferred Stock, within 120 days after the date on which a Change of Control has occurred we (or the acquiring entity) are required to redeem all of the Series A Preferred Stock for cash at a specified redemption price, plus accrued and unpaid dividends, up to the redemption date. See "Description of the Series A Preferred Stock—Redemption—Special Redemption Upon Change of Control."

        If we do not have sufficient funding for such redemption or if we or our successor is contractually restricted from redeeming the Series A Preferred Stock, the redemption will not occur, and holders of Series A Preferred Stock will be required to seek legal recourse to obtain such redemption.

Future offerings of preferred stock may adversely affect the value of the Series A Preferred Stock.

        Our Charter currently authorizes us to issue up to 1,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our Board of Directors. We may issue additional shares of Series A Preferred Stock and/or other classes of preferred shares that would rank on parity with or senior to the Series A Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution. The creation and subsequent issuance of additional classes of preferred shares on parity with or, with the consent of the holders of the Series A Preferred Stock, senior to the Series A Preferred Stock would dilute the interests of the holders of Series A Preferred Stock and any issuance of preferred stock that is senior to the Series A Preferred Stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A Preferred Stock.

The market price of the Series A Preferred Stock could be substantially affected by various factors.

        The market price of the Series A Preferred Stock will depend on many factors, which may change from time to time, including:

  •
  prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;

  •
  trading prices of preferred equity securities issued by other companies in the industry;

  •
  the annual yield from distributions on the Series A Preferred Stock as compared to yields on other financial instruments;

  •
  general economic and financial market conditions;

  •
  government action or regulation;

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  the financial condition, performance and prospects of us and our competitors;

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  changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;

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  our issuance of additional preferred equity or debt securities; and

  •
  actual or anticipated variations in quarterly operating results of us and our competitors.

        As a result of these and other factors, investors who purchase the Series A Preferred Stock in the offering may experience a decrease, which could be substantial and rapid, in the market price of the Series A Preferred Stock, including decreases unrelated to our operating performance or prospects.

Holders of Series A Preferred Stock will have extremely limited voting rights.

        Except as expressly stated in the certificate of amendment to our Charter with respect to the Series A Preferred Stock, as a holder of Series A Preferred Stock, you will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action other than as provided in the certificate of amendment. For example, your approval would not be required for any merger or consolidation in which we are involved or sale of all or substantially all of our assets except to the extent that such transaction materially adversely changes the express powers, preferences, rights or privileges of the holders of Series A Preferred Stock. See "Description of the Series A Preferred Stock—Voting Rights."

The Series A Preferred Stock is a new issue of securities and does not have an established trading market, which may negatively affect its value and your ability to transfer and sell your shares.

        The Series A Preferred Stock is a new issue of securities and currently no market exists for the Series A Preferred Stock. We have filed an application to list the Series A Preferred Stock on the NYSE MKT. However, we do not assure you that the Series A Preferred Stock will be approved for listing on the NYSE MKT. In order to list, the NYSE MKT requires, among other things, that at least 100,000 shares of Series A Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot shareholders holding an aggregate of at least $2,000,000 in shares. Even if so approved, trading of the Series A Preferred Stock on the NYSE MKT is not expected to begin until some time during the period ending 30 days after the date of initial issuance of the Series A Preferred Stock, and, in any event, a trading market on the NYSE MKT for the Series A Preferred Stock may never develop or, even if one develops, may not be maintained and may not provide you with adequate liquidity. Certain of the underwriters have advised us that they intend to make a market in the Series A Preferred Stock prior to the commencement of any trading on the NYSE MKT, but they are not obligated to do so and may discontinue market making at any time without notice. The liquidity of any market for the Series A Preferred Stock that may develop will depend on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Series A Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Series A Preferred Stock. As a result, the ability to transfer or sell the Series A Preferred Stock could be adversely affected.

The Series A Preferred Stock is not convertible, and investors will not realize a corresponding upside if the price of our common stock increases.

        The Series A Preferred Stock is not convertible into our common stock and earns dividends at a fixed rate. Accordingly, the market value of the Series A Preferred Stock may depend on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, the Series A Preferred Stock.

We will have broad discretion over the use of the net proceeds from the offering, you may not agree with how we use the proceeds and we may not invest the proceeds successfully.

        We intend to use the net proceeds, if any, from this offering for working capital and other general corporate purposes, which may include the repayment of certain indebtedness. Accordingly, we will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for AdCare. See "Use of Proceeds."

You may be required to use other sources of funds to pay income taxes in respect of dividends deemed to be received on the Series A Preferred Stock in certain circumstances.

        We plan to take the position that there is no accrual of income associated with the potential redemption premium payable in connection with a Change of Control, as described in this prospectus supplement, or as a result of the issuance of the Series A Preferred Stock pursuant to this prospectus supplement at a price less than the redemption price. However, if the Internal Revenue Service disagrees with our position, you may be required to report as income the deemed distribution to you of a portion of the redemption premium, irrespective of whether it is paid by us.

        For additional information concerning these matters, see "Material U.S. Federal Income Tax Considerations."

Holders of the Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to "qualified dividend income."

        Distributions paid to corporate U.S. holders of the Series A Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series A Preferred Stock may be subject to tax at the preferential tax rates applicable to "qualified dividend income," if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to "qualified dividend income." If any distributions on the Series A Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to "qualified dividend income" because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series A Preferred Stock might decline.

        For additional information concerning these matters, see "Material U.S. Federal Income Tax Considerations."

 USE OF PROCEEDS

        We intend to use the net proceeds from this offering, if any, for working capital and other general corporate purposes. These purposes may include the repayment of our indebtedness under an unsecured promissory note we issued on April 1, 2012 with a principal amount of $5.0 million. The promissory note bears interest at 10% per annum and matures November 1, 2012; provided, however, that an event of default under the promissory note does not occur until at least 30 days thereafter and, upon such event of default, the interest increases to 18% per annum. We used the proceeds from the promissory note as partial consideration for our acquisition of three skilled nursing facilities in Arkansas on April 1, 2012.

        Except as described above, we cannot specify with certainty all of the particular uses of the proceeds from this offering or the timing and amount of actual expenditures. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

CAPITALIZATION

        The information below should be read in conjunction with: (i) the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited financial statements included in our Quarter Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012; and (ii) "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, which reports are incorporated by reference into this prospectus supplement and the accompanying prospectus. Set forth below is our capitalization as of June 30, 2012, on an actual basis and as adjusted to reflect: (i) the issuance of                    shares of Series A Preferred Stock offered by this prospectus supplement and the accompanying prospectus, assuming net proceeds of the offering of approximately $                    , after deducting underwriting discounts and commissions and other offering expenses payable by us; and (ii) the repayment of the indebtedness under that certain promissory note described under "Use of Proceeds."

	As of June 30, 2012 (unaudited)
(in thousands)	Actual	As Adjusted
Cash and cash equivalents	$9,373	$
Total debt (including current portion)	162,883
Stockholders' equity:
Preferred stock, no par value; 1,000 shares authorized; no shares issued or outstanding	—
Common stock and additional paid-in capital, no par value; 29,000 shares authorized; 13,696,538 shares issued and outstanding(1)	39,647		39,647
Accumulated deficit	(18,240)		(18,240)
Total stockholders' equity	21,407		21,407
Non-controlling interests in subsidiaries	(1,492)		(1,492)

Total equity	19,915

Total capitalization	$182,798	$

(1)
The number of shares of our common stock outstanding is based on 13,696,538 shares of our common stock outstanding as of June 30, 2012 and excludes: (i) 1,276,052 shares of our common stock issuable upon exercise of outstanding options, with a current weighted-average exercise price of $3.86 per share; (ii) 3,458,533 shares of our common stock issuable upon exercise of outstanding warrants, with a current weighted-average exercise price of $3.53 per share; (iii) 2,971,939 shares of our common stock issuable upon conversion of our 10% convertible promissory notes, with a current conversion price of $3.92 per share; (iv) 894,583 shares of our common stock issuable upon conversion of our 10% convertible promissory notes, with a current conversion price of $5.04 per share; (v) 1,798,554 shares of our common stock issuable upon conversion of our 8% convertible promissory notes, with a current conversion price of $4.17 per share; and (vi) 864,000 shares of our common stock reserved for issuance under our existing equity incentive plans.

 DESCRIPTION OF THE SERIES A PREFERRED STOCK

        This description of certain terms of the Series A Preferred Stock supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus, to which description we hereby refer. The description of certain terms of the Series A Preferred Stock in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our Charter, our Code of Regulations, as amended (our "Bylaws"), and Ohio law. Copies of our Charter and our Bylaws are available from us upon request.

General

        Pursuant to our Charter, we are currently authorized to designate and issue up to 1,000,000 shares of preferred stock, no par value per share, in one or more classes or series and, subject to the limitations prescribed by our Charter and Ohio law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as our Board of Directors may determine, without any vote or action by our shareholders. As of the date of this prospectus supplement, there are no shares of any series of our preferred stock issued and outstanding. In connection with the offering, our Board of Directors will designate a new series of preferred stock with the rights set forth herein consisting of 750,000 shares, designated as 10.875% Series A Cumulative Redeemable Preferred Stock, which we refer to as the Series A Preferred Stock, by adopting a certificate of amendment to our Charter.

        We have applied to list the shares of the Series A Preferred Stock on the NYSE MKT under the symbol "ADK.PRA." If listing is approved, we expect trading to commence within 30 days after the initial delivery of the shares of Series A Preferred Stock.

        The transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock will be Continental Stock Transfer & Trust Company.

Maturity

        The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, except following a Change of Control. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem them as described under "Description of Series A Preferred Stock—Redemption—General" or we are required to redeem them following a Change of Control as described under "Description of Series A Preferred Stock—Redemption—Special Redemption Upon a Change of Control." We are not required to set aside funds to redeem the Series A Preferred Stock.

Ranking

        The Series A Preferred Stock will rank: (i) senior to our common stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as "junior shares"; (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as "parity shares"; (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock), which we refer to as "senior shares"; and (iv) junior to all our existing and future indebtedness.

Dividends

        Holders of the Series A Preferred Stock will be entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10.875% per annum of the $25.00 per share liquidation preference, equivalent to $2.72 per annum per share.

        Dividends on the Series A Preferred Stock accrue daily and are cumulative from, but excluding, the date of original issuance and are payable quarterly in arrears on or about last calendar day of each March, June, September and December (each of which we refer to as a "dividend payment date"), provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Dividends payable on the shares of Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We pay dividends to holders of record as they appear in our stock records at the close of business on the applicable dividend record date, which is the tenth day preceding the applicable dividend payment date, or such other date we establish no less than 10 days and no more than 30 days preceding the dividend payment date (the "dividend record date").

        We will not declare or pay or set aside for payment any dividend on the shares of Series A Preferred Stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments.

        Notwithstanding the foregoing, however, dividends on the shares of Series A Preferred Stock will accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our existing or future indebtedness, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our Board of Directors. Except as otherwise provided, accrued but unpaid distributions on the shares of Series A Preferred Stock will not bear interest, and holders of the shares of Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All dividends on the shares of Series A Preferred Stock will be credited to the previously accrued dividends on the shares of Series A Preferred Stock. We will credit any dividends paid on the shares of Series A Preferred Stock first to the earliest accrued and unpaid dividend due.

        The payment of dividends on our common stock and preferred stock, including the Series A Preferred Stock, will be at the discretion of our Board of Directors and will depend on, among other things, the earnings and results of operations of our subsidiaries, their ability to pay dividends and other distributions to us under agreements governing their indebtedness, our financial condition and capital requirements, any debt service requirements and any other factors our Board of Directors deems relevant. Our subsidiaries may not pay dividends or other distributions to us under certain agreements governing their indebtedness if they are in default or breach of such agreements. Accordingly, we do not guarantee that we will be able to make cash dividends on our preferred stock, including the Series A Preferred Stock, or what the actual dividends will be for any future period.

        Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of our common stock or in shares of any series of our preferred stock that we may issue which are junior shares) shall be declared or paid or set aside for payment upon shares of our common stock, junior shares or parity shares. Nor shall any other distribution be declared or made upon shares of our common stock, junior shares or parity shares. In addition, any shares of our common stock, junior shares or parity shares shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except as mandatorily required by the terms of such equity security or by conversion into or exchange for shares of our other capital stock that we may issue which are junior shares).

        When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and parity shares, all dividends declared upon the Series A Preferred Stock and parity shares shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other parity shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of our preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

        Failure to Make Dividend Payments.    If we have committed a Dividend Default by failing to pay the accrued cash dividends on the outstanding Series A Preferred Stock in full for any four consecutive or non-consecutive quarterly periods, then until we have paid all accrued dividends on the shares of the Series A Preferred Stock for all dividend periods up to, and including, the dividend payment date on which the accumulated and unpaid dividends are paid in full: (i) the annual dividend rate on the Series A Preferred Stock will be increased to 12.875% per annum, which we refer to as the "Penalty Rate," commencing on the first day after the missed fourth quarterly payment; and (iii) the holders of the Series A Preferred Stock will have the voting rights described under "Description of the Series A Preferred Stock—Voting Rights." Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters (or declared such dividends provided that a sum sufficient for the payment thereof is set aside for such payment), the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless we again fail to pay any quarterly dividend for any future quarter.

        Failure to Maintain a Listing on a National Exchange.    Once the NYSE MKT confirms that the Series A Preferred Stock is eligible for listing, if a Delisting Event occurs because we fail for 180 or more consecutive days to maintain the listing of the Series A Preferred Stock on a national exchange, then: (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate commencing on the 181st day; and (ii) the holders of the Series A Preferred Stock will have the voting rights described under "Description of the Series A Preferred Stock—Voting Rights." When the Series A Preferred Stock is once again listed on a national exchange, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless the Series A Preferred Stock is again no longer listed on a national exchange.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series A Preferred Stock shall be entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to, but excluding, the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series A Preferred Stock and all other such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us.

        The certificate of amendment to our Charter with respect to the Series A Preferred Stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Preferred Stock.

Redemption

        General.    We may not redeem the Series A Preferred Stock prior to December 1, 2017, except that we are required to redeem the Series A Preferred Stock following a "Change of Control" as described under "Description of the Series A Preferred Stock—Redemption—Special Redemption Upon a Change of Control." On and after December 1, 2017, we, at our option, upon not less than 30 nor more than 60 days' written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed for redemption, without interest. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

        Unless full cumulative dividends on all Series A Preferred Stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Preferred Stock or parity shares shall be redeemed unless all outstanding Series A Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Stock or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock and parity shares. Furthermore, unless full cumulative dividends on all outstanding Series A Preferred Stock and parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock or parity shares (except by conversion into or exchange for junior shares and parity shares).

        From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series A Preferred Stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series A Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to, but excluding, the redemption date.

        Special Redemption Upon Change of Control.    If a "Change of Control" of us by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Series A Preferred Stock, in whole but not in part, within 120 days after the date on which the Change of Control has occurred, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the redemption date, without interest.

        A "Change of Control" is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

  •
  following the closing of any acquisition described in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange.

        Redemption Procedures.    Notice of an optional redemption made pursuant to the provisions described under "Description of Series A Preferred Stock—Redemption—General" will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series A Preferred Stock at the address shown on our share transfer books. Notice of a redemption upon a Change of Control made pursuant to the provisions described under "Description of Series A Preferred Stock—Redemption—Special Redemption Upon Change of Control" will be mailed by first class mail within 20 days following the occurrence of the Change of Control. In each case, the notice shall state, as applicable: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed, if an optional redemption; (iii) the redemption price of $25.00 per share of Series A Preferred Stock, plus any accrued and unpaid dividends through, but excluding, the date of redemption; (iv) the place or places where any certificates issued for Series A Preferred Stock, other than through the DTC book entry described under "Description of the Series A Preferred Stock—Book Entry," are to be surrendered for payment of the redemption price; (v) that dividends on the Series A Preferred Stock will cease to accrue on such redemption date; and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted for trading. In the case of an optional redemption in which fewer than all outstanding shares of Series A Preferred Stock are to be redeemed, then the notice mailed to each such holder thereof shall also specify the number of shares of Series A Preferred Stock to be redeemed from each such holder.

        Our obligation to provide cash in connection with our redemption of the Series A Preferred Stock shall be deemed fulfilled if, on or prior to the redemption date, we irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series A Preferred Stock will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates issued for Series A Preferred Stock, other than through the DTC book entry described under "Description of Series A Preferred Stock—Book Entry Procedures," at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series A Preferred Stock at the end of six months after the redemption date will be returned to us by such bank or trust company. If we make such a deposit, shares of the Series A Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

        On or after the date fixed for redemption, each holder of shares of Series A Preferred Stock that holds a certificate other than through the DTC book entry described under "Description of Series A Preferred Stock—Book Entry Procedures" must present and surrender (and properly endorse or assign for transfer, if we require and if the applicable notice shall so state) each certificate representing his Series A Preferred Stock to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Preferred Stock as the owner thereof, and each surrendered certificate will be canceled. All shares of Series A Preferred Stock redeemed by us will be retired and restored to the status of authorized but unissued shares of our undesignated preferred stock.

        Notwithstanding the foregoing, if we redeem any shares of Series A Preferred Stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, then the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.

Voting Rights

        Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise required by law.

        Whenever a Dividend Default or a Delisting Event (each, a "Penalty Event") has occurred, the number of directors constituting our Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors), and the holders of the Series A Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of our shareholders, in which case, such vote will be held at the earlier of the next annual or special meeting of our shareholders), and at each subsequent annual meeting until a Correction Event (as defined below) has occurred with respect to each Penalty Event then continuing. On the date a Correction Event occurs, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our stock upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series A Preferred Stock shall immediately terminate and the number of directors constituting our Board of Directors shall be reduced accordingly. For purposes of this prospectus supplement, a "Correction Event" means, (i) with respect to any Delisting Event, the listing of the Series A Preferred Stock for trading on a national exchange and (ii) with respect to a Dividend Default, the payment of all accumulated and unpaid dividends in full and the payment of cash dividends at the Penalty Rate in full for an additional two consecutive quarters (or the declaration of such dividends provided that a sum sufficient for the payment thereof is set aside for such payment). In no event shall the holders of Series A Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national exchange on which any class or series of our stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.

        If a special meeting is not called by us within 75 days after request from the requisite holders of Series A Preferred Stock (or holders of other series or classes of stock we may issue upon which similar voting rights have been conferred and are exercisable) as described above, then the holders of record of at least 25% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at our expense, and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of our shareholders and shall be held at the place designated by the holder calling such meeting.

        If, at any time when the voting rights conferred upon the Series A Preferred Stock are exercisable, any vacancy in the office of a director elected shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series A Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of directors. Any director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which classes or series of stock are entitled to vote as a class with the Series A Preferred Stock in the election of directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Stock and any such other classes or series of stock, and may not be removed by the holders of our common stock.

        On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

        So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock): (a) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, an "Event"); provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock (although we would be required to redeem the Series A Preferred Stock if such Event constitutes a Change of Control) and, provided further, that any increase in the amount of the authorized common stock or other stock we may issue, including the Series A Preferred Stock, or the creation or issuance of any additional common stock, Series A Preferred Stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Series A Preferred Stock.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

        Except as expressly stated in the certificate of amendment to our Charter with respect to the Series A Preferred Stock, or as may be required by applicable law, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.

Conversion

        The Series A Preferred Stock is not, pursuant to its terms, convertible into or exchangeable for any of our other property or securities.

Information Rights

        During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a "non-accelerated filer" within the meaning of the Exchange Act.

Preemptive Rights

        No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Book-Entry Procedures

        The Depository Trust Company & Clearing Corporation, which we refer to as DTC, will act as securities depositary for the Series A Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC's nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series A Preferred Stock that you purchase, unless DTC's services are discontinued as described below.

        Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

        Each person owning a beneficial interest in the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as "Direct Participants", deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE MKT and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as "Indirect Participants." The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

        When you purchase the Series A Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC's records. You, as the actual owner of the Series A Preferred Stock, are the "beneficial owner." Your beneficial ownership interest will be recorded on the Direct and Indirect Participants' records, but DTC will have no knowledge of your individual ownership. DTC's records reflect only the identity of the Direct Participants to whose accounts Series A Preferred Stock is credited.

        You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

        Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

        The laws of some states may require that specified purchasers of securities take physical delivery of the Series A Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series A Preferred Stock.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We understand that, under DTC's existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our amended and restated certificate of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        Redemption notices will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, then DTC will reduce each Direct Participant's holdings of Series A Preferred Stock in accordance with its procedures.

        In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series A Preferred Stock is credited on the record date, which are identified in a listing attached to the omnibus proxy.

        Dividends on the Series A Preferred Stock will be made directly to DTC. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on that payment date.

        Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

        DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading between DTC's participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material U.S. federal income tax considerations that may be applicable to "U.S. holders" and "non-U.S. holders" (each as defined below) with respect to the purchase, ownership and disposition of the Series A Preferred Stock offered by this prospectus supplement and the accompanying prospectus. This discussion only applies to purchasers who purchase and hold the Series A Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of the Series A Preferred Stock in light of its particular circumstances.

        This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of the Series A Preferred Stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of the Series A Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding the Series A Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

        If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Series A Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Series A Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Series A Preferred Stock.

THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF THE SERIES A PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE SERIES A PREFERRED STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER FEDERAL TAX LAW AND THE LAWS OF APPLICABLE STATE, LOCAL AND FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN THE SERIES A PREFERRED STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders:

        Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax considerations that may relate to the purchase, ownership and disposition of the Series A Preferred Stock by "U.S. holders." You are a "U.S. holder" if you are a beneficial owner of Series A Preferred Stock and you are for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        Distributions in General.    If distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder's tax basis in the Series A Preferred Stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under "Material U.S. Federal Income Tax Considerations—U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions."

        Under current law, dividends received by individual holders of the Series A Preferred Stock will be subject to a reduced maximum tax rate of 15% if such dividends are treated as "qualified dividend income" for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual shareholder elects to treat the dividends as "investment income," which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual shareholders with respect to Series A Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series A Preferred Stock becomes ex-dividend (or where the dividend is attributable to a period or periods in excess of 366 days, Series A Preferred Stock that is held for 90 days or less during the 181-day period beginning on the date which is 90 days before the date on which the Series A Preferred Stock becomes ex-dividend). Also, if a dividend received by an individual shareholder that qualifies for the rate reduction is an "extraordinary dividend" within the meaning of Section 1059 of the Code, any loss recognized by such individual shareholder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such "extraordinary dividend," irrespective of such shareholder's holding period for the stock. In addition, under the Patient Protection and 2010 Reconciliation Act (the "2010 Reconciliation Act"), dividends recognized after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. Individual shareholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

        Dividends received by corporate shareholders generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends attributable to a period in excess of 366 days, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex-dividend date of the stock. Corporate shareholders of the Series A Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is "directly attributable" to an investment in portfolio stock such as preferred stock. If a corporate shareholder receives a dividend on the Series A Preferred Stock that is an "extraordinary dividend" within the meaning of Section 1059 of the Code, the shareholder in certain instances must reduce its basis in the Series A Preferred Stock by the amount of the "nontaxed portion" of such "extraordinary dividend"

that results from the application of the dividends-received deduction. If the "nontaxed portion" of such "extraordinary dividend" exceeds such corporate shareholder's basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the "extraordinary dividend" is paid. Each domestic corporate holder of the Series A Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and the amount of any dividends received deduction and the application of Code Section 1059 to any dividends it may receive on the Series A Preferred Stock.

        Constructive Distributions on Series A Preferred Stock.    A distribution by a corporation of its stock deemed made with respect to its preferred stock is treated as a distribution of property to which Section 301 of the Code applies. If a corporation issues preferred stock that may be redeemed at a price higher than its issue price, the excess (a "redemption premium") is treated under certain circumstances as a constructive distribution (or series of constructive distributions) of additional preferred stock.

        The constructive distribution of property equal to the redemption premium would accrue without regard to the holder's method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of original issue discount ("OID") under Treasury regulations under Sections 1271 through 1275 of the Code (the "OID Rules"). The constructive distributions of property would be treated for U.S. federal income tax purposes as actual distributions of the Series A Preferred Stock that would constitute a dividend, return of capital or capital gain to the holder of the stock in the same manner as cash distributions described under "Material U.S. Federal Income Tax Considerations—U.S. Holders: Distributions in General." The application of principles similar to those applicable to debt instruments with OID to a redemption premium for the Series A Preferred Stock is uncertain.

        We have the right to call the Series A Preferred Stock for redemption on or after December 1, 2017 (the "call option"), and are required to redeem the Series A Preferred Stock upon any Change of Control (the "contingent call obligation"). The stated redemption price of the Series A Preferred Stock upon any redemption pursuant to our call option or contingent call obligation is equal to the liquidation preference of the Series A Preferred Stock (i.e., $25, plus accrued and unpaid dividends) and is payable in cash.

        If the redemption price of the Series A Preferred Stock exceeds the issue price of the Series A Preferred Stock upon any redemption pursuant to our call option or contingent call obligation, the excess will be treated as a redemption premium that may result in certain circumstances in a constructive distribution or series of constructive distributions to U.S. holders of additional Series A Preferred Stock. The redemption price for the Series A Preferred Stock should be the liquidation preference of the Series A Preferred Stock. Assuming that the issue price of the Series A Preferred Stock is determined under principles similar to the OID Rules, the issue price for the Series A Preferred Stock should be the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the Series A Preferred Stock is sold.

        A redemption premium for the Series A Preferred Stock should not result in constructive distributions to U.S. holders of the Series A Preferred Stock if the redemption premium is less than a de minimis amount as determined under principles similar to the OID Rules. A redemption premium for the Series A Preferred Stock should be considered de minimis if such premium is less than .0025 of the Series A Preferred Stock's liquidation value of $25.00 at maturity, multiplied by the number of complete years to maturity. Because the determination under the OID Rules of a maturity date for the Series A Preferred Stock is unclear, the remainder of this discussion assumes that the Series A Preferred Stock is issued with a redemption premium greater than a de minimis amount.

        The call option should not require constructive distributions of the redemption premium, if based on all of the facts and circumstances as of the issue date, a redemption pursuant to the call option is not more likely than not to occur. The Treasury regulations provide that an issuer's right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting "20%" for the phrase "50%"); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of OID under the OID rules. The fact that a redemption right is not within the safe harbor described in the preceding sentence does not mean that an issuer's right to redeem is more likely than not to occur and the issuer's right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. We do not believe that a redemption pursuant to the call option should be treated as more likely than not to occur under the foregoing test. Accordingly, no U.S. holder of the Series A Preferred Stock should be required to recognize constructive distributions of the redemption premium because of our call option.

        Also, under Treasury regulations, a constructive distribution would be required if we are obligated to redeem the Series A Preferred Stock at a "specified time" unless such obligation is subject to a contingency that is beyond the legal or practical control of the holder or holders as a group and that, based on all of the facts and circumstances as of the issue date, renders remote the likelihood of redemption. Our contingent call obligation to redeem the Series A Preferred Stock upon a Change of Control may be treated as a mandatory redemption of the stock at a specified time under the Treasury regulations, although the matter is uncertain. However, we believe that such a contingency is beyond the legal or practical control of the holder or holders of the Series A Preferred Stock. In this regard, a Change of Control occurs upon the date of an acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); provided, that following the closing of any such acquisition, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange. The Series A Preferred Stock generally does not possess voting rights except in limited instances including those in which we have failed to pay in full cash dividends on the Series A Preferred Stock for a total of any four consecutive or non-consecutive quarterly periods or the Series A Preferred Stock is no longer listed on a national exchange after the Series A Preferred Stock becomes eligible for listing on a national exchange. In those limited instances, the Series A Preferred Stock holders would have the right to appoint two directors to our Board of Directors. We do not believe that the holders of the Series A Preferred Stock by reason of holding such stock possess the power or authority to require a Change of Control.

        Prospective purchasers of the Series A Preferred Stock should consult their own tax advisors regarding the potential implications of these rules.

        Disposition of Series A Preferred Stock, Including Redemptions.    Upon any sale, exchange, redemption (except as discussed below) or other disposition of the Series A Preferred Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder's adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the Series A Preferred Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, under the 2010

Reconciliation Act, gains recognized after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income.

        A redemption of shares of the Series A Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder's holding period for such Series A Preferred Stock exceeds one year) equal to the difference between the amount realized by the U.S. holder and the U.S. holder's adjusted tax basis in the Series A Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which will be subject to the rules discussed above in "Material U.S. Federal Income Tax Considerations—U.S. Holders: Distributions in General." A payment made in redemption of Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, unless the redemption:

  •
  is "not essentially equivalent to a dividend" with respect to a U.S. holder under Section 302(b)(1) of the Code;

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  is a "substantially disproportionate" redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

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  results in a "complete redemption" of a U.S. holder's stock interest in the company under Section 302(b)(3) of the Code; or

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  is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the company under Section 302(b)(4) of the Code.

        In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of the Series A Preferred Stock and our common stock that the U.S. Holder actually owns, but also shares of stock that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

        A redemption payment will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in a U.S. holder's aggregate stock interest in the company, which will depend on the U.S. holder's particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in "Material U.S. Federal Income Tax Considerations—U.S. Holders: Distributions in General" apply.

        Satisfaction of the "complete redemption" and "substantially disproportionate" exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A redemption will result in a "complete redemption" if either all of the shares of our stock actually and constructively owned by a U.S. holder are exchanged in the redemption or all of the shares of our stock actually owned by the U.S. holder are exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of shares of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the "substantially disproportionate" exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of the Series A Preferred Stock generally will not qualify for this exception because the voting rights are limited as provided in the "Description of Series A Preferred Stock—Voting Rights."

        For purposes of the "redemption from non-corporate shareholders in a partial liquidation" test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is factual in nature, and has been interpreted under case law to include the termination of a business or line of business.

        Each U.S. holder of the Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or a payment in exchange for the Series A Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in "Material U.S. Federal Income Tax Considerations—U.S. Holders: Distributions in General" apply.

        Under proposed Treasury regulations, if any amount received by a U.S. holder in redemption of Series A Preferred Stock is treated as a distribution with respect to such holder's Series A Preferred Stock, but not as a dividend, such amount will be allocated to all shares of the Series A Preferred Stock held by such holder immediately before the redemption on a pro-rata basis. The amount applied to each share will reduce such holder's adjusted tax basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If such holder has different bases in shares of the Series A Preferred Stock, then the amount allocated could reduce a portion of the basis in certain shares while reducing all of the basis, and giving rise to taxable gain, in other shares. Thus, such holder could have gain even if such holder's aggregate adjusted tax basis in all shares of the Series A Preferred Stock held exceeds the aggregate amount of such distribution.

        The proposed Treasury regulations permit the transfer of basis in the redeemed shares of the Series A Preferred Stock to the holder's remaining, unredeemed Series A Preferred stock (if any), but not to any other class of stock held, directly or indirectly, by the holder. Any unrecovered basis in the Series A Preferred Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations are ultimately finalized.

        Information Reporting and Backup Withholding.    Information reporting and backup withholding may apply with respect to payments of dividends on the Series A Preferred Stock and to certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series A Preferred Stock and certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

        U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

        Sunset Provisions of Certain Tax Rates.    Several of the tax considerations described in this prospectus supplement are subject to a sunset provision. On December 17, 2010, President Obama signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, extending through December 31, 2012 certain federal income tax rates which had been set to expire (i.e., "sunset") on December 31, 2010. The amended sunset generally provides that for taxable years beginning after December 31, 2012, certain federal income tax rates will revert back to prior federal income tax rates. The impact of the sunset is not discussed in this prospectus supplement. Consequently, U.S. holders are urged to consult their own tax advisors regarding the effect of the sunset based on their individual tax situations.

Non-U.S. Holders:

        Subject to the qualifications set forth above under the caption "Material U.S. Federal Income Tax Consequences," the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock by certain "non-U.S. holders." You are a "Non-U.S. holder" if you are a beneficial owner of the Series A Preferred Stock and you are not a "U.S. holder."

        Distributions on the Series A Preferred Stock.    If distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. holder's basis in the Series A Preferred Stock and, to the extent such portion exceeds the Non-U.S. holder's basis, the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under "Material U.S. Federal Income Tax Considerations—Non-U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions." In addition, if we are a U.S. real property holding corporation, i.e. a "USRPHC," and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under "Material U.S. Federal Income Tax Considerations—Non-U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions"), with a credit generally allowed against the Non-U.S. holder's U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

        Dividends paid to a Non-U.S. holder of the Series A Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) are not subject to the withholding tax, provided that certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A Non-U.S. holder of the Series A Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Series A Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

        A Non-U.S. holder of the Series A Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

        Disposition of Series A Preferred Stock, Including Redemptions.    Any gain realized by a Non-U.S. holder on the disposition of the Series A Preferred Stock will not be subject to U.S. federal income or withholding tax unless:

  •
  the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States);

  •
  the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

  •
  we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Non-U.S. holder owned directly or pursuant to attribution rules at any time during the five-year period ending on the date of disposition more than 5% of the Series A Preferred Stock. This assumes that the Series A Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.

        A Non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. holder were a United States person as defined under the Code.

        If a Non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Series A Preferred Stock, such a Non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. holder and the Non-U.S. holder's adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. holder's holding period for the Series A Preferred Stock is longer than one year. A Non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

        If a Non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series A Preferred Stock, a redemption of shares of the Series A Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a Non-U.S. holder generally will recognize long-term capital gain or loss, if the Non-U.S. holder's holding period for such Series A Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the Non-U.S. holder's adjusted tax basis in the Series A Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which generally will be subject to the rules discussed above in "Material U.S. Federal Income Tax Considerations—Non-U.S. Holders: Distributions on the Series A Preferred Stock." A payment made in redemption of the Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, in the same circumstances discussed above under "Material U.S. Federal Income Tax Considerations—U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions." Each Non-U.S. holder of the Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or as payment in exchange for the Series A Preferred Stock.

        Information reporting and backup withholding.    We must report annually to the Internal Revenue Service and to each Non-U.S. holder the amount of dividends paid to such Non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A Non-U.S. holder will not be subject to backup withholding on dividends paid to such Non-U.S. holder as long as such Non-U.S. holder certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. holder is a United States person as defined under the Code), or such Non-U.S. holder otherwise establishes an exemption.

        Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of the Series A Preferred Stock unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

        Recently Enacted Legislation Relating to Foreign Accounts.    Beginning with payments made after December 31, 2012, recently enacted legislation, the Foreign Account Tax Compliance Act ("FATCA"), will generally impose a 30% withholding tax on dividends on the Series A Preferred Stock and the gross proceeds of a disposition of the Series A Preferred Stock that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the application of this legislation to them. Although such legislation applies to payments made after December 31, 2012, recently issued guidance by the Internal Revenue Service indicates that under future Treasury regulations, the FATCA withholding tax of 30% will not apply to dividends paid on shares of the Series A Preferred Stock until after December 31, 2013, and to gross proceeds from the disposition of shares of the Series A Preferred Stock until after December 31, 2014.

 UNDERWRITING

        We have entered into an underwriting agreement with MLV & Co. LLC, GVC Capital LLC and Ladenburg Thalmann & Co. Inc., acting as our underwriters, with respect to the shares of Series A Preferred Stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the underwriters, and the underwriters have agreed to offer and sell up to                        shares of Series A Preferred Stock on a best efforts basis.

        The underwriting agreement provides that the obligation of the underwriters to offer and sell the shares of Series A Preferred Stock, on a best efforts basis, is subject to certain conditions precedent, including, but not limited to, delivery of legal opinions and auditor comfort letters. The underwriters are under no obligation to purchase any shares of Series A Preferred Stock for their own account. As a "best efforts" offering, there is no assurance that the offering contemplated hereby will ultimately be consummated. The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc.

        The underwriters propose to offer the shares of Series A Preferred Stock to investors at the public offering price set forth on the cover of this prospectus supplement. There is no arrangement for funds to be received in escrow, trust or similar arrangement. In connection with the offer and sale of the Series A Preferred Stock by the underwriters, we will pay the underwriters an amount equal to 7.0% of the gross proceeds received by us in connection with the sale of the shares of Series A Preferred Stock, which will be deemed underwriting commissions. In addition, we have agreed to reimburse the underwriters for legal expenses incurred in connection with this offering but in no event shall the underwriters seek reimbursement of expenses from us to the extent it would cause the total compensation of the underwriters to exceed 8% of the offering proceeds.

        The following table summarizes the compensation and estimated expenses we will pay:

	Per Share	Total
Public offering price	$	$
Underwriting commission paid by us	$	$
Proceeds, before expenses, to us	$	$

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting commissions and reimbursement of expenses, will be approximately $        .

        We have anticipated that the shares of Series A Preferred Stock will be listed on the NYSE MKT under the symbol "ADK.PRA." In order to list, the NYSE MKT requires, among other things, that at least 100,000 shares of Series A Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot shareholders holding an aggregate of at least $2,000,000 in shares. If the application is approved, then trading of the Series A Preferred Stock on the NYSE MKT is expected to begin within 30 days after the date of initial issuance of the Series A Preferred Stock. Our common stock is traded on the NYSE MKT, under the symbol "ADK."

        We have agreed to indemnify the underwriters and selected dealers against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        The underwriters and their affiliates may provide from time to time in the future certain financial advisory, investment banking and other services for us in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet websites maintained by the underwriters of this offering and may be made available on websites maintained by other dealers. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters' website and any information contained in any other website maintained by any dealer is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

LEGAL MATTERS

        The validity of the Series A Preferred Stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Carlile Patchen & Murphy LLP, Columbus, Ohio. Attorneys at Carlile Patchen & Murphy LLP beneficially own 11,000 shares of our common stock. Certain legal matters will be passed upon for the underwriters by LeClairRyan, A Professional Corporation, New York, New York.

EXPERTS

        The consolidated financial statements of AdCare Health Systems, Inc. and its subsidiaries as of December 2011 and 2010, and for the years then ended, have been incorporated by reference into this prospectus supplement and the accompanying prospectus and the registration statement in reliance upon the report of Battelle & Battelle LLP, independent registered public accounting firm, which report is incorporated by reference into this prospectus supplement and the accompanying prospectus, and upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information about the public reference room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

        This prospectus supplement is part of a registration statement that we filed with the SEC, using a "shelf" registration process under the Securities Act relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to AdCare, and the securities offered by this prospectus supplement and the accompanying prospectus, reference is hereby made to the registration statement. The registration statement, including the documents incorporated by reference therein and the exhibits thereto, may be inspected at the Public Reference Room maintained by the SEC at the address set forth above or may be obtained at the SEC's website set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document.

        This prospectus supplement includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits filed on such form that are related to such items. These documents contain important information about us and our financial condition.

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011;

  •
  our Quarterly Report on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

  •
  our Current Reports on Form 8-K filed with the SEC on January 5, 2012, January 6, 2012, January 9, 2012, January 23, 2012, February 3, 2012, March 15, 2012, March 27, 2012, April 4, 2012, April 9, 2012, April 18, 2012, April 23, 2012, May 3, 2012, May 21, 2012, June 7, 2012, June 14, 2012, June 21, 2012, July 5, 2012, July 6, 2012, July 25, 2012, August 15, 2012, August 23, 2012, September 7, 2012, September 26, 2012, October 1, 2012, October 11, 2012, October 17, 2012, October 31, 2012; and

  •
  Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on June 29, 2012.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus supplement and prior to the termination of the offering of securities shall be deemed to be incorporated by reference herein and to be a part of this prospectus supplement from the date of filing of such documents, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits filed on such form that are related to such items. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        You can obtain any of the documents incorporated by reference in this prospectus supplement from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus supplement. You can obtain documents incorporated by reference in this prospectus supplement at no cost by requesting them in writing or by telephone from us at the following address: Corporate Secretary, AdCare Health Systems, Inc., 1145 Hembree Road, Roswell, Georgia 30076.

        We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus supplement or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

PROSPECTUS

ADCARE HEALTH SYSTEMS, INC.

PREFERRED STOCK
DEBT SECURITIES

$50,000,000

        We may offer and sell, from time to time in one or more offerings, either separately or together as units, the securities described in this prospectus having an aggregate initial offering price not exceeding $50,000,000 on terms to be determined at the time of offering.

        This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. None of the securities offered by this prospectus or any prospectus supplement shall be, by their terms, convertible into or exchangeable for shares of our common stock. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

        We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Our common stock is listed on the NYSE MKT LLC (the "NYSE MKT") under the trading symbol "ADK." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        As of October 11, 2012, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $60,421,840, based on 13,959,543 outstanding shares of our common stock, of which 11,709,659 are held by non-affiliates, and a market price of $5.16, based on the closing sale price of our common stock on October 11, 2012. The aggregate market value of securities sold by or on our behalf pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this prospectus is $4,368,750, which is not greater than one-third of the aggregate market value of our common stock held by our non-affiliates.

        Investing in our securities involves a high degree of risk. Before investing in our securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings of our securities and in other information that we file with the Securities and Exchange Commission. See "Risk Factors" beginning on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2012.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under the shelf registration process, we may sell the securities described in this prospectus, either separately or together as units, from time to time in one or more offerings up to a maximum aggregate offering price of $50,000,000.

        This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities described in the prospectus, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. None of the securities offered by this prospectus or any prospectus supplement shall be, by their terms, convertible into or exchangeable for shares of our common stock.

        The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under "Where You Can Find More Information" and "Incorporation of Information By Reference," beginning on page 10 of this prospectus.

        You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If the SEC rules require that any agreement or document be filed as an exhibit to the registration statement, then you should refer to that agreement or document for its complete contents.

        You should not assume that the information in this prospectus, any accompanying prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then.

        Except where the context requires otherwise, in this prospectus the words "Company," "AdCare," "we," "us" and "our" refer to AdCare Health Systems, Inc., an Ohio corporation, and its consolidated subsidiaries.

ii

PROSPECTUS SUMMARY

        This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. You should read carefully this prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under "Where You Can Find More Information" and "Incorporation of Information By Reference," beginning on page 10 of this prospectus.

Our Company

        We own and manage retirement communities, assisted living facilities and nursing homes. We deliver skilled nursing, assisted living and home health services through wholly owned separate operating subsidiaries. As of September 30, 2012, we operated 51 facilities, consisting of 41 skilled nursing facilities, 9 assisted living facilities and one independent living/senior housing facility, totaling approximately 4,800 beds/units in operation. Our facilities are located in Arkansas, Alabama, Georgia, Missouri, North Carolina, Ohio and Oklahoma.

        We have an ownership interest in 29 of the facilities we operate, consisting of 100% ownership of 21 skilled nursing facilities and eight assisted living facilities. The assisted living facilities that we own operate under the name Hearth & Home, with the tag line "Home is where the hearth is." In addition, we lease twelve of the skilled nursing facilities we operate. We also manage three skilled nursing facilities and one independent living facility for third parties. Furthermore, we are the primary beneficiary in two variable interest entities that own five skilled nursing facilities and one assisted living facility. AdCare and Hearth & Home are our registered trademarks.

        We are organized into three main segments: skilled nursing facilities ("SNF"), assisted living facilities ("ALF") and Corporate & Other. The SNF and ALF segments provide services to individuals needing long-term care in nursing home or assisted living settings and management of those facilities. The Corporate & Other segment engages in the management of facilities and provides accounting and information technology services.

Recent Developments

        Assisted Living Sale.    On October 17, 2012, we filed a Current Report on Form 8-K with the SEC reporting that we have entered into an Agreement of Sale with CHP Acquisition Company, LLC ("CHP"), pursuant to which we have agreed to sell to CHP six of our assisted living facilities located in Ohio, together with their operating assets (collectively, the "Ohio ALFs"), for an aggregate purchase price of approximately $22.3 million (payable in cash, seller financing and through assumption of indebtedness).

        The closing of the sale of the Ohio ALFs may take place at any such time as mutually agreed upon by us and CHP, but in no event later than December 31, 2012, unless such closing date is extended by mutual agreement. The closing of the sale of the Ohio ALFs is subject to customary closing conditions, indemnification provisions and termination provisions. No assurance is made that such closing will occur on the terms described above or at all.

        Stock Dividend.    In September 2012, our Board of Directors declared a 5% stock dividend with respect to our common stock, payable October 22, 2012 to holders of our common stock of record as October 8, 2012. As a result, on October 22, 2012 we will distribute these new shares of our common stock for each one share of our common stock outstanding as of October 8, 2012. All fractional shares of our common stock otherwise issuable as a result of the stock dividend will be rounded up to the next whole share.

Corporate Information

        Our principal executive offices are located at 1145 Hembree Road, Roswell, Georgia 30076, and our telephone number is (678) 869-5116. We maintain a website at www.adcarehealth.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2011 (the "2011 Annual Report"), which is incorporated by reference into this prospectus, the risk factors described under "Risk Factors" in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making an investment decision. If any of the foregoing risks actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment. The foregoing risks are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially affect our business, financial condition, results of operations and prospects. See "Where You Can Find More Information" and "Incorporation of Information By Reference," beginning on page 10 of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Investors are cautioned that certain statements contained in this prospectus are "forward-looking" statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result" and similar expressions or future conditional verbs such as "may," "will," "should," "would" and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business or acquisition strategies or prospects and possible actions taken by us are also forward-looking statements. The forward-looking statements contained in this prospectus are based upon information available to us on the date of this prospectus. These forward-looking statements involve external risks and uncertainties, including, but not limited to, the risk factors described under "Risk Factors" in the 2011 Annual Report, which is incorporated by reference into this prospectus, the risk factors described under "Risk Factors" in any applicable prospectus supplement and any risk factors set forth in our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. All forward-looking statements in this prospectus and documents incorporated by reference into this prospectus and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these risks and uncertainties. Accordingly, you should not place undue reliance on those forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the offering of any securities under this prospectus for working capital and other general corporate purposes. We will have significant discretion over the use of the net proceeds to us from any sale of our securities under this prospectus. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

DESCRIPTION OF PREFERRED STOCK

General

        As of the date of this prospectus, our authorized capital stock consists of 29,000,000 shares of common stock, no par value per share, and 1,000,000 shares of serial preferred stock, no par value per share. As of October 11, 2012, there were 13,959,543 shares of our common stock outstanding and no shares of serial preferred stock outstanding. The following information provides a summary of our serial preferred stock. For more detailed information, you should refer to our Articles of Incorporation and Code of Regulations, which are filed as exhibits to the registration statement of which this prospectus forms a part.

        Preferred Stock.    Our Articles of Incorporation authorize our Board of Directors to issue the preferred stock as serial stock of any series and, in connection with the creation of such series, to fix by the resolution or resolutions providing for the issue of shares the voting powers and designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, to the fullest extent permitted by law of the State of Ohio, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting such series. The particular terms of any preferred stock offered by this prospectus and any prospectus supplement will be described in the applicable prospectus supplement. Notwithstanding our Board of Directors' authority to establish conversion rights for preferred stock, none of the preferred stock offered by this prospectus or any prospectus supplement shall be, by its terms, convertible into or exchangeable for shares of our common stock.

        Provisions of Ohio Corporation Law and Our Charter Documents.    Various provisions of Ohio corporation law and of our Articles of Incorporation and Code of Regulations may inhibit changes in control not approved by our Board of Directors and may have the effect of depriving investors of an opportunity to receive a premium over the prevailing market price of our securities in the event of an attempted hostile takeover. In addition, the existence of these provisions may adversely affect the market price of our securities. These provisions include:

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  a requirement that special meetings of stockholders be called by our Board of Directors, the Chairman, the President, or the holders of shares with voting power of at least 25%;

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  staggered terms among our directors with three classes of directors and only one class to be elected each year;

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  advance notice requirements for shareholder proposals and nominations; and

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  availability of "blank check" preferred stock.

DESCRIPTION OF DEBT SECURITIES

        We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible into other securities (other than shares of our common stock). We may issue debt securities in one or more series.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of any debt securities offered by this prospectus and any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. None of the debt securities offered by this prospectus or any prospectus supplement shall be, by their terms, convertible into or exchangeable for shares of our common stock.

        Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and a trustee to be named in the applicable prospectus supplement. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (the "TIA"). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

        The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

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  the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

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  whether the debt securities will be senior, subordinated or junior subordinated;

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  whether the debt securities will be secured or unsecured;

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  any applicable subordination provisions for any subordinated debt securities;

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  the maturity date(s) or method for determining same;

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  the interest rate(s) or the method for determining same;

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  the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

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  whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions, provided that the debt securities shall not be, by their terms, convertible into or exchangeable for shares of our common stock;

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  redemption or early repayment provisions;

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  authorized denominations;

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  if other than the principal amount, the principal amount of debt securities payable upon acceleration;

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  place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

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  whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date at which the securities are dated if other than the date of original issuance;

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  amount of discount or premium, if any, with which such debt securities will be issued;

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  any covenants applicable to the particular debt securities being issued;

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  any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

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  the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

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  the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the Company can select the payment currency;

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  our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

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  any restriction or conditions on the transferability of the debt securities;

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  provisions granting special rights to holders of the debt securities upon occurrence of specified events;

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  additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

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  additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

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  any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

        We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

        We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of US $2,000 and any integral multiples in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, except to the extent the TIA is applicable.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus from time to time in one or more transactions, including, without limitation:

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  directly to one or more purchasers, including affiliates;

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  through agents;

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  to or through underwriters, brokers or dealers; or

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  through a combination of any of these methods.

        A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including, without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

        In addition, the manner in which we may sell some or all of the securities covered by this prospectus include, without limitation, through:

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  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

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  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

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  privately negotiated transactions.

        We may also enter into hedging transactions. For example, if a trading market exists for the securities offered by this prospectus, we may:

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  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of such securities pursuant to this prospectus, in which case such broker-dealer or affiliate may use such securities received from us to close out its short positions;

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  sell such securities short and redeliver such shares to close out our short positions;

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  enter into option or other types of transactions that require us to deliver such securities to a broker-dealer or an affiliate thereof, who will then resell or transfer such securities under this prospectus; or

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  loan or pledge such securities to a broker-dealer or an affiliate thereof, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus.

        In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

        A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

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  the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

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  the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

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  any delayed delivery arrangements;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or markets on which the securities may be listed.

        The offer and sale of the securities described in this prospectus by us the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to the prevailing market prices; or

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  at negotiated prices.

General

        Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be. In compliance with the guidelines of the Financial Industry Regulatory Authority ("FINRA"), the maximum discount or commission to be received by a FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

At-the-Market Offerings

        If we reach an agreement with an underwriter or agent on a placement, including the number and types of securities to be offered in the placement and any minimum price below which sales may not be made, such underwriter or agent would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such securities on such terms. Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at-the-market" offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on the NYSE MKT, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of the securities, the amounts underwritten, and the nature of its obligations to take the securities will be described in the applicable prospectus supplement.

Underwriters and Agents

        If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

        Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

        In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

        We may sell the offered securities to dealers as principals. We may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

        We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

        We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

        We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Electronic Auctions

        We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

        Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of "basis points" above an index treasury note. Of course, many pricing methods can and may also be used.

        Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

Indemnification; Other Relationships

        We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

        There is currently no market for any of the offered securities. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance is given as to whether an active trading market will develop for the offered securities. If we seek to list the debt securities or preferred stock on any exchange or quotation system, any such listing with respect to any particular debt securities or preferred stock will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

        In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

        In compliance with the guidelines of FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the securities will be passed upon for us by Carlile Patchen & Murphy LLP, Columbus, Ohio. Attorneys at Carlile Patchen & Murphy LLP beneficially own 11,000 shares of our common stock. Counsel to the underwriters will be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of AdCare Health Systems, Inc. and its subsidiaries as of December 2011 and 2010, and for the years then ended, have been incorporated by reference into this prospectus and the registration statement in reliance upon the report of Battelle & Battelle LLP, independent registered public accounting firm, which report is incorporated by reference into this prospectus and the registration statement, and upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can review our electronically filed reports, proxy and information statements, and other information regarding us on the SEC's Internet site at http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this prospectus.

        Our SEC filings are also available on our website, http://www.adcarehealth.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus and you should not consider the contents of our website in making an investment decision with respect to our securities.

INCORPORATION OF INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

        We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

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  our Annual Report on Form 10-K for the year ended December 31, 2011;

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  our Quarterly Report on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

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  our Current Reports on Form 8-K filed with the SEC on January 5, 2012, January 6, 2012, January 9, 2012, January 23, 2012, February 3, 2012, March 15, 2012, March 27, 2012, April 4, 2012, April 9, 2012, April 18, 2012, April 23, 2012, May 3, 2012, May 21, 2012, June 7, 2012, June 14, 2012, June 21, 2012, July 5, 2012, July 6, 2012, July 25, 2012, August 15, 2012, August 23, 2012, September 7, 2012, September 26, 2012, October 1, 2012, October 11, 2012 and October 17, 2012; and

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  Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on June 29, 2012.

        We are also incorporating by reference additional documents we may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) after the date of this prospectus and prior to the termination of the offering, other than any portion of the respective documents that have been furnished, rather than filed, for purposes of the Exchange Act. This additional information is a part of this prospectus from the date of filing for those documents.

        The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference in this prospectus will automatically update and supersede this previously-filed information, including information in previously filed documents or reports that have been incorporated by reference in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request copies, which will be provided to you at no charge, upon your oral or written request, of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests should be directed to the following contact information:

AdCare Administrative Services
1145 Hembree Road
Roswell, Georgia 30076
Attention: Investor Relations
Telephone: (678) 869-5116

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        While indemnification for liabilities under the Securities Act is permitted to our directors, officers, and controlling people, we have been advised that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers, or controlling people in a successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with our securities, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, ask a court of appropriate jurisdiction to decide whether or not such indemnification is against public policy as expressed in the Securities Act. We will be governed by the final adjudication of the issue.

ADCARE HEALTH SYSTEMS, INC.

                            Shares
10.875% Series A Cumulative Redeemable Preferred Stock
$                        Per Share
(Liquidation Preference $25.00 Per Share)

Prospectus Supplement

                        , 2012

Sole Book-Running Manager

MLV & Co.

Co-Managers

GVC Capital	Ladenburg Thalmann & Co. Inc.